Exhibit k.5

LOAN AGREEMENT

dated as of August 24, 2011

between

HARVEST CAPITAL CREDIT LLC

As Company

and

JMP GROUP LLC

As Lender

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of August 24, 2011, is made between HARVEST CAPITAL CREDIT LLC, a Delaware limited liability company (the “Company”), and JMP GROUP LLC, a Delaware limited liability company (the “Lender”).

WHEREAS, The Company has requested the Lender to make Revolving Loans to the Company from the Closing Date to the Revolving Expiry Date in an aggregate principal amount at any time outstanding not to exceed the Maximum Revolving Amount;

WHEREAS, the outstanding principal amount of the Revolving Loans as of the Revolving Expiry Date shall be converted into a Term Loan on the Revolving Expiry Date, which Term Loan shall be repaid by the Company in accordance with the terms and conditions herein; and

WHEREAS, the Lender is willing to make such Revolving Loans to the Company and to permit such Revolving Loans to be converted into the Term Loan on the Revolving Expiry Date, upon the terms and subject to the conditions set forth in this Agreement.

Accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01           Certain Defined Terms.  As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings:

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person.  For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Margin” means (i) with respect to Base Rate Loans, 4.75% per annum; and (ii) with respect to Eurodollar Rate Loans, 7.00% per annum.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Base Rate” means, for any day, the prime rate as quoted from time to time in the “Money Rates” section of the western edition of the Wall Street Journal (or, if not available therein, in such other publication as the Lender reasonably shall designate).  Any change in the prime rate published in the Wall Street Journal (or such other publication) shall take effect under this Agreement as of the effective date of such change.

“Base Rate Loan” means any Loan Revolving Loan and any portion of the Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Business Day” means a day other than a Saturday or a Sunday on which banks are open for business in California.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)            any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           a Change of Executive Event occurs;

provided, however, that notwithstanding the foregoing, the provisions of clause (b) above will be calculated after giving effect to the Equity Transaction resulting in proceeds to the Company of up to $15,000,000 which occurs prior to the Closing Date, and (ii) any other Equity Transaction that Lender consents to in writing shall not result in a Change of Control.

“Change of Executive Event” means the failure of Joseph A. Jolson to be involved actively on an ongoing basis in the management of the Company.

“Closing Date” means August 24, 2011.

“CNB Credit Agreement” means that certain Credit Agreement, dated as of August 3, 2006, by and between the Lender and City National Bank.

“Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

“Collateral Documents” means any Pledge Agreement, any Security Agreement, any other agreement pursuant to which the Company or any other Person provides a Lien on its assets in favor of the Lender and all filings, documents and agreements made or delivered pursuant thereto.

“Company” has the meaning set forth in the recital of parties to this Agreement.

“Debt to Net Tangible Assets Value Ratio” means, with respect to the Company, at any time, the ratio of (a) the Indebtedness, determined in accordance with GAAP of the Company; to (b) the Net Tangible Asset Value of the Company.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Disclosure Letter” means the letter, if any, of even date herewith from the Company to the Lender setting forth exceptions to, and disclosures with respect to, Article VII (which letter shall expressly indicate the Sections of Article VII to which such disclosures relate).

“Dollars” and the sign “$” each means lawful money of the United States.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

“Equity Transaction” means the sale of equity by the Company consisting of membership units in the Company and warrants to purchase membership units of the Company, on terms that are disclosed to the Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means each business or entity which is, or within the last six years was, a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with the Company within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code, required to be aggregated with the Company under Section 414(o) of the Internal Revenue Code, or is, or within the last six years was, under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (ii) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (iii) a withdrawal by the Company, or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iv) the withdrawal of the Company, or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Company, or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (v) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (vi) the imposition of liability on the Company or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the failure by the Company or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension  Plan or the failure to make any required contribution to a Multiemployer Plan; (viii) the determination that any Pension  Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; (ix) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension  Plan or Multiemployer Plan; (x) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate thereof; (xi) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Pension Plan; (xii) the occurrence of a non exempt prohibited transaction under Sections 406 or 407 of ERISA for which the Company or any Subsidiary thereof may be directly or indirectly liable; (xiii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary or disqualified person for which the Company or any ERISA Affiliate thereof may be directly or indirectly liable; (xiv) the occurrence of an act or omission which could give rise to the imposition on the Company or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against the Company or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of the Company or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Internal Revenue Code; or (xviii) the establishment or amendment by the Company or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of the Company.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Internal Revenue Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurodollar Rate” for any Interest Period, means the greater of (a) 1.50% per annum, or (b) the British Banker's Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to Lender, for the applicable monthly period upon which such Interest Period is based for any Eurodollar Rate Loan, as quoted by Lender, in the case of the borrowing of a Revolving Loan based on the Eurodollar Rate or a conversion of any Base Rate Loan into a Eurodollar Rate Loan, on the date that is two Business Days prior to the borrowing or conversion of such Eurodollar Rate Loan or, in the case of a continuation of an existing Eurodollar Rate Loan, on the last Business Day of an expiring Interest Period.

“Eurodollar Rate Loan” means any Revolving Loan and any portion of the Term Loan bearing interest based on the definition of “Eurodollar Rate”.

“Event of Default” has the meaning set forth in Section 9.01.

“Final Maturity Date” means August 24, 2017.

“GAAP” means generally accepted principles of good accounting practice in the United States, consistently applied.

“Indebtedness” means any indebtedness or obligation for borrowed money, the deferred purchase price of property or leases which would be capitalized in accordance with GAAP, any reimbursement and other obligations in respect of letters of credit and surety or performance bonds, and all net obligations in respect of derivative products; and any liability as a surety, guarantor, accommodation party or otherwise for or upon the indebtedness or obligation of any other Person of the nature described above.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Period” has the meaning set forth in Section 3.01(b).

“Internal Revenue Code” means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Investment Loans” means any advances and loans made by the Company to any third Person in accordance with its business plan as disclosed to the Lender.

“Lender” has the meaning set forth in the recital of parties to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement in the nature of a security interest, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Loan Documents” means this Agreement, the Note, the Collateral Documents, and all other certificates, documents, agreements and instruments delivered to the Lender under or in connection with this Agreement.

“Loans” means, prior to the Revolving Expiry Date, the Revolving Loans from time to time outstanding hereunder, and from and after the Revolving Loan Expiry Date, the Term Loan.

“Material Adverse Effect” means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company; (ii) would materially impair the ability of the Company or any other Person to perform or observe its obligations under or in respect of the Loan Documents; or (iii) affects the legality, validity, binding effect or enforceability of any of the Loan Documents or the perfection or priority of any Lien granted to the Lender under any of the Collateral Documents.

“Maximum Revolving Amount” means the following maximum principal amount of Revolving Loans that may be outstanding at any time:

From the Closing Date to September 30, 2011:	$20,000,000;

From October 1, 2011, to December 31, 2011:	$22,250,000;

From January 1, 2012, to March 31, 2012:	$25,000,000;

From April 1, 2012, to June 30, 2012:	$27,250,000; and

From July 1, 2012, to the Revolving Expiry Date:	$30,000,000;

provided, however, that if the Maximum Revolving Amount is reduced pursuant to Section 4.02(a) hereof, then the Maximum Revolving Amount shall thereafter be the amount so reduced pursuant to such Section; provided further, however, that if the Maximum Revolving Amount is terminated pursuant to Section 4.02(b) hereof, then the Maximum Revolving Amount shall be $0.

“Minimum Amount” means $250,000.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which the Company or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Net Tangible Asset Value” means, as of any date of determination, the book value of the tangible properties and assets of Company, whether real, personal, or mixed real and personal, minus total liabilities of the Company as would be shown as liabilities on a balance sheet of the Company as of such time, each as determined in accordance with GAAP; provided, however, that reserves for unrealized losses shall not be deducted in the Net Tangible Asset Value of the Company unless the underlying loan is on non-accrual status.

“Note” has the meaning set forth in Section 2.03.

“Notice” means a Notice of Borrowing, a Notice of Conversion or Continuation, a Notice of Prepayment, a Notice of Revolving Reduction or a Notice of Revolving Termination.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Conversion or Continuation” has the meaning set forth in Section 3.03(c).

“Notice of Prepayment” has the meaning set forth in Section 4.03(a).

“Notice of Revolving Reduction” has the meaning set forth in Section 4.02.

“Notice of Revolving Termination” has the meaning set forth in Section 4.02.

“Obligations” means the indebtedness, liabilities and other obligations of the Company to the Lender under or in connection with the Loan Documents, including all Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Company to the Lender thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Organic Documents” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Origination Fee” has the meaning set forth in Section 3.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company or any ERISA Affiliate thereof or to which the Company or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Investments” means: (i) Investment Loans, as long as no later than five Business Days after the making of such Investment Loan, the Company shall deliver to the Lender (or its designee) the original promissory note and copies of all principal loan, security and documents relating thereto, together with an original, executed allonge for the original promissory note, endorsing such promissory note in favor of the Lender, (ii) short term, investment grade money market instruments, in accordance with the Company’s usual and customary treasury management policies; (iii) investments in the SBIC Subsidiary, and (iv) other investments in portfolio companies, provided that (a) such investments in portfolio companies shall not exceed 5% of the value of the Total Assets of the Company at such time after giving effect to such investment; and (b) at the end of each fiscal quarter, the Company shall deliver to Lender an updated schedule of such portfolio investments held by the Company or any of its Subsidiary, including an accounting of all acquisitions and dispositions of such investments made by the Company or any Subsidiary since the delivery of the last schedule of investments delivered by the Company to the Lender hereunder.

“Permitted Liens” means Liens in favor of the Lender under the Collateral Documents.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

“Plan” means (i) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by the Company or any Subsidiary thereof or to which the Company or any Subsidiary thereof has ever made, or was obligated to make, contributions, (ii) a Pension Plan, or (iii) a Qualified Plan.

“Pledge Agreement” means a Stock Pledge Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by the Company or any ERISA Affiliate thereof or to which the Company or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Refinancing Transaction” means a transaction or series of transactions pursuant to which Investment Loans of the Company are refinanced, purchased or securitized, if such transaction or series of transaction yields proceeds to the Company in an aggregate amount of $75,000,000 or more.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

“Revolving Expiry Date” means August 24, 2013.

“Revolving Period” has the meaning set forth in Section 2.01(a).

“SBIC Subsidiary” means Harvest Investment SBIC, L.P. or such other Subsidiary of the Company which has an SBIC license from the SBA, which Subsidiary has been disclosed to the Lender in writing upon its formation.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“Revolving Loan” has the meaning set forth in Section 2.01(a).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Security Agreement” means a Security Agreement between the Company and the Lender, in form and substance satisfactory to the Lender.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Term Loan” has the meaning set forth in Section 2.01(b).

“Term Loan Amount” has the meaning set forth in Section 2.01(b).

“Total Assets” means the book value of the total assets of the Company which would be shown as assets on a balance sheet of the Company, as determined in accordance with GAAP.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used or the attachment, perfection or priority of the Lien on any Collateral.

“United States” and “U.S.” each means the United States of America.

“Unused Fee” has the meaning set forth in Section 3.02(a).

SECTION 1.02                   Accounting Terms.  Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under this Agreement or any other Loan Document shall be made, in accordance with GAAP.

SECTION 1.03                    Interpretation.  In the Loan Documents, except to the extent the context otherwise requires:  (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting  or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

ARTICLE II
THE LOANS

SECTION 2.01                    The Loans.

(a)              Revolving Loans. Subject to the conditions set forth in Article VI, the Lender agrees, on the terms and conditions hereinafter set forth, to make revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Company from time to time on any Business Day during the period from the Closing Date until the Revolving Expiry Date (the “Revolving Period”), in an aggregate principal amount up to but not exceeding at any time outstanding the Maximum Revolving Amount.  During the Revolving Period the Company may borrow, repay the Revolving Loans in whole or in part, and reborrow Revolving Loans, all in accordance with the terms and conditions hereof.

(b)             Term Loan.  On the Revolving Expiry Date, the Borrower shall have no further rights to borrow Revolving Loans, and the principal then outstanding under the Revolving Loans as of the Revolving Expiry Date (the “Term Loan Amount”) shall automatically convert into a Term Loan.

SECTION 2.02                    Revolving Loan Borrowing Procedure.  During the Revolving Period, each Revolving Loan shall be made upon written notice from the Company to the Lender (the “Notice of Borrowing”), which Notice of Borrowing shall be received by the Lender not later than 12:00 noon (California time) no less than 5 Business Days prior to the proposed borrowing date.  Each such Notice of Borrowing shall be irrevocable and binding on the Company and shall specify the proposed date of the borrowing of the Revolving Loan (which shall be a Business Day), the amount of the borrowing (which shall be at least the Minimum Amount or multiples thereof, and payment instructions with respect to the funds to be made available to the Company.  Upon fulfillment of the applicable conditions set forth in Article VI, the Lender shall make the Revolving Loan requested in the Notice of Borrowing available to the Company in accordance with the payment instructions provided in the Notice of Borrowing.

SECTION 2.03                    Evidence of Indebtedness.  As additional evidence of the Indebtedness of the Company to the Lender hereunder, the Company shall execute and deliver to the Lender a promissory note payable to the order of the Lender, in substantially the form of Exhibit A (the “Note”), dated the Closing Date.

SECTION 2.04                    Amortization of the Term Loan.  The Term Loan Amount outstanding on the Revolving Expiry Date shall be repaid by the Company to the Lender in sixteen (16) equal consecutive quarterly installments, each in an amount equal to 5% of the Term Loan Amount and payable by the Company to the Lender on the first day of each fiscal quarter, beginning on October 1, 2013, with a final payment to be made by the Company to the Lender on the Final Maturity Date in an amount necessary to repay in full the unpaid principal amount of the Term Loan and all other Obligations payable by the Company hereunder and under the other Loan Documents.

SECTION 2.05                     Payments.

(a)              Payments.  The Company shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.  Each payment shall be made not later than 12:00 noon (California time) on the day when due to the Lender in Dollars and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Lender, in accordance with the Lender’s payment instructions.

(b)              Extension.  Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or per annum fee hereunder.

(c)              Application.  Each payment made by the Company to the Lender hereunder shall be applied  (i) first, to any fees, costs, expenses and other amounts (other than principal and interest) due the Lender; (ii) second, to accrued and unpaid interest due the Lender; (iii) third, to principal due the Lender; and (iv) fourth, to any other Obligations due and owing to Lender hereunder and under the other Loan Documents.

SECTION 2.06                     Right of Set-Off.  The Lender hereby is authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company), to set off and apply any obligations or indebtedness at any time owing by the Lender to the Company against any and all of the Obligations of the Company now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or any such other Loan Document and although such Obligations may be unmatured.  The Lender agrees promptly to notify the Company after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lender under this Section 2.06 are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

ARTICLE III
INTEREST AND FEES; CONVERSION OR CONTINUATION

SECTION 3.01                    Interest.

(a)                Interest Rate.  The Company shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates:

(i)             during such periods as any Revolving Loan or any portion of the Term Loan is a Base Rate Loan, at a rate per annum equal at all times to the Base Rate plus the Applicable Margin;

(ii)            during such periods as any Revolving Loan or any portion of the Term Loan is a Eurodollar Rate Loan, at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and

(iii)           In the event that any amount of principal of or interest on any Loan, or any other amount payable hereunder or under the Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Company shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Base Rate plus the Applicable Margin for Base Rate Loans plus 3.00% per annum.  Additionally, and without limiting the foregoing, during the existence of any Event of Default, the Company shall pay interest on the unpaid principal amount of all Loans at a rate per annum equal at all times to the Base Rate plus the Applicable Margin for Base Rate Loans plus 3.00% per annum.  Payment of any such interest at the rate described above shall not constitute a waiver of any Event of Default and shall be without prejudice to the right of the Lender to exercise any of its rights and remedies under the Loan Documents.

(b)               Interest Periods.  The initial and each subsequent Interest Period for each Eurodollar Rate Loan shall be a period (each an “Interest Period”) of one month.  The determination of Interest Periods shall be subject to the following provisions:

(i)             in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(ii)            if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(iii)           no Interest Period shall extend beyond (1) the Revolving Expiry Date with respect to any Revolving Loan, and (2) the Final Maturity Date with respect to the Term Loan;

(iv)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the ending calendar month of such Interest Period) shall end on the last Business Day of the ending calendar month of such Interest Period; and

(v)            there shall be no more than ten Interest Periods in effect at any one time.

(c)               Interest Payment Dates.  Interest on the Loans shall be payable in arrears at the following times:  (i) interest on each Base Rate Loan shall be payable quarterly on the first day of each fiscal quarter, on the date of any prepayment or conversion of any such Base Rate Loan, and at maturity; and (ii) interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period for such Eurodollar Rate Loan and at maturity, provided if any prepayment, conversion or continuation of any Eurodollar Rate Loan is effected other than on the last day of such Interest Period, accrued interest on such Eurodollar Rate Loan shall be due on such prepayment, conversion or continuation date as to the principal amount of such Eurodollar Rate Loan prepaid, converted or continued.

SECTION 3.02                       Fees.

(a)              Unused Fee.  From and after the Closing Date until the Revolving Expiry Date, the Company agrees to pay to the Lender a fee (the “Unused Fee”) on the average daily unused portion of the Maximum Revolving Amount as in effect from time to time at the rate of 0.50% per annum, payable quarterly in arrears on the first day of each fiscal quarter in each year, commencing on October 1, 2011 and on the Revolving Expiry Date.  Notwithstanding the foregoing, (i) from and after any Revolving Reduction Date under Section 4.02, the Unused Fee shall be computed on the basis of the Maximum Revolving Amount, as so reduced by a Notice of Revolving Reduction, and (ii) from and after the Revolving Termination Date pursuant to a termination of the Maximum Revolving Amount under Section 4.02, no further Unused Fee shall be payable by the Borrower.

(b)              Origination Fee.  On the Closing Date, the Company agrees to pay to the Lender a fee (the “Origination Fee”) in the amount of $150,000.

(c)               Fees Nonrefundable.  All fees payable under this Section 3.02 shall be nonrefundable.

SECTION 3.03                       Conversion or Continuation.

(a)               Election.  The Company may elect (i) to convert all or any part of (A) any outstanding Base Rate Loan into a Eurodollar Rate Loan, or (B) any outstanding Eurodollar Rate Loan into a Base Rate Loan; or (ii) to continue all or any part of a Eurodollar Rate Loan as a Eurodollar Rate Loan for an additional Interest Period selected in the Notice of Continuation; provided, however, that if the amount of any Eurodollar Rate Loan shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000 (except as otherwise waived by the Lender), such Eurodollar Rate Loan shall automatically convert into a Base Rate Loan, and on and after such date the right of the Company to continue such Loan as, and convert such Loan into, a Eurodollar Rate Loan, shall terminate.  Any conversion or continuation of any Eurodollar Rate Loan shall be made on the last day of the current Interest Period for such Eurodollar Rate Loans.  No outstanding Loan may be converted into or continued as a Eurodollar Rate Loan if any Default has occurred and is continuing.

(b)              Automatic Conversion.  On the last day of any Interest Period for any Eurodollar Rate Loan, such Eurodollar Rate Loan shall, if not repaid, automatically convert into a Base Rate Loan unless the Company shall have made a timely election to continue such Eurodollar Rate Loan as such for an additional Interest Period.

(c)              Notice to the Lender.  The conversion or continuation of any Loans contemplated by Section 3.03(a) shall be made upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Company to the Lender, which notice shall be received by the Lender not later than 11:00 A.M. (California time) five (5) Business Days prior to such conversation or continuation.  Each such notice (a “Notice of Conversion or Continuation”) shall, except as provided in Section 5.01, be irrevocable and binding on the Company, shall refer to this Agreement and shall specify: (i) the proposed date of the conversion or continuation, which shall be a Business Day; (ii) the outstanding Loan (or part thereof) to be converted into or continued as a Base Rate or Eurodollar Rate Loan, which shall be in a Minimum Amount; (iii) if the conversion or continuation consists of any Eurodollar Rate Loan, the duration of the Interest Period with respect thereto; and (iv) that no Default exists hereunder.

SECTION 3.04                  Computations.  All computations of fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.

SECTION 3.05                  Highest Lawful Rate.  Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Lender in connection with this Agreement under applicable law (the “Maximum Rate”), the Company shall not be obligated to pay, and the Lender shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

ARTICLE IV
REDUCTION; REPAYMENT; PREPAYMENT

SECTION 4.01                  Termination of Obligation to Advance Revolving Loans .  The obligation of the Lender to advance Revolving Loans hereunder shall terminate (a) on the Revolving Expiry Date, on which date the Term Loan Amount then outstanding shall convert into the Term Loan, or (b) upon a Refinancing Transaction, upon which event the Company shall repay the entire principal amount of the Revolving Loans then outstanding, all interest thereon and all other Obligations hereunder in accordance with Section 4.03(b)(ii).

SECTION 4.02                  Optional Reduction or Termination of Maximum Revolving Amount. At any time prior to the Revolving Expiry Date, the Company may, upon no less than five (5) Business Days prior written notice to the Lender (the “Notice of Revolving Reduction” or the “Notice of Revolving Termination” as applicable), reduce in part or terminate the Maximum Revolving Amount that may be borrowed as Revolving Loans hereunder, as of the date specified by the Company in such Notice of Revolving Reduction or Notice of Revolving Termination (the “Revolving Reduction Date” or the “Revolving Termination Date”, as applicable), provided that:

(a)              with respect to a partial reduction of the Maximum Revolving Amount, each such partial reduction shall be in an amount of no less than the Minimum Amount, the Company shall make any prepayment required under Section 4.03(b)(i) on the Revolving Reduction Date specified in the Notice of Revolving Reduction, and from and after such Revolving Reduction Date, the Maximum Revolving Amount available to be borrowed hereunder shall be the reduced amount set forth in such Notice of Revolving Reduction and the Maximum Revolving Amount available to be borrowed by the Company hereunder may not be thereafter increased; and

(b)              effective the Revolving Termination Date specified in a Notice of Revolving Termination, the Lender shall not longer have any obligation to advance Revolving Loans hereunder, and the Company shall make the prepayment required under Section 4.03(b)(ii).

Any Notice of Revolving Reduction or Notice of Revolving Termination delivered by the Company hereunder shall be irrevocable.

SECTION 4.03                   Prepayments.

(a)              Optional Prepayments.  The Company may, upon not less than five (5) Business Days prior written notice to the Lender (a “Notice of Prepayment”), prepay the outstanding amount of the Loans in whole or in part, without premium or penalty, other than any payments required under Section 5.02.  Any partial prepayments under this Section 4.03(a) shall be in the Minimum Amount or multiples thereof (or, if less, the entire principal amount of the Loans then outstanding).  Notwithstanding the foregoing, the Company shall not be entitled to make any prepayments of Eurodollar Rate Loans other than on the last day of the applicable Interest Period, without the prior written consent of the Lender.

(b)              Mandatory Prepayments and Repayments.

(i)        On any Revolving Reduction Date specified in a Notice of Revolving Reduction delivered pursuant to Section 4.02, the Company shall prepay the outstanding principal amount of the Revolving Loans, in an amount equal to the excess of the principal amount of Revolving Loans then outstanding over the Maximum Revolving Amount (after giving effect to the scheduled reduction of the Maximum Revolving Amount), plus all accrued and unpaid interest as of such Revolving Reduction Date.

(ii)       On (y) the Revolving Termination Date specified in a Notice of Revolving Termination delivered by the Company pursuant to Section 4.02, or (z) the date of a Refinancing Transaction, the Company shall repay the entire principal amount of the Revolving Loans then outstanding, all accrued and unpaid interest thereon and all other Obligations hereunder.

(c)               Application of Payments.  Any prepayment or repayment by the Company hereunder shall be applied by the Lender in accordance with Section 2.05(c).

ARTICLE V
INABILITY TO DETERMINE RATES, INCREASED COSTS

SECTION 5.01                  Inability to Determine Rates.  If the Lender shall determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of making, funding or maintaining such Eurodollar Rate Loan, the Lender will promptly so notify the Company.  Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes.  Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans hereunder shall be suspended, all Loans that are outstanding shall convert to Base Rate Loans, all Loans requested by the Company in a Notice of Borrowing shall be (or shall be deemed to be) requests for Base Rate Loans, and any Notice of Conversion or Continuation delivered by the Company shall be (or shall be deemed to be) a Notice of Conversation or Continuation of all Loans as Base Rate Loans.

SECTION 5.02          Compensation for Losses.  The Company shall compensate the Lender, promptly upon receipt of the Lender’s written request, for all losses, costs and expenses (including any loss, expense, penalty, fee or compensation incurred or payable by the Lender in connection with obtaining, liquidating, repaying, prepaying or re-employing funds or advances of credit), if any, which the Lender sustains:  (i) if the Company repays, converts or prepays any Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Rate Loan (whether as a result of an optional prepayment, a mandatory prepayment, a payment as a result of acceleration or otherwise); (ii) if the Company fails to borrow any Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01); (iii) if the Company fails to convert into or continue any Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01); or (iv) if the Company fails to prepay any Eurodollar Rate Loan after giving its Notice.  The Company shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.  Any such request for compensation shall set forth the basis for requesting such compensation and shall, in the absence of manifest error, be conclusive and binding for all purposes.

SECTION 5.03          Funding Assumptions.  Solely for purposes of calculating amounts payable by the Company to the Lender under this Article V, each Loan made, converted or continued by the Lender whose interest is determined by reference to the Eurodollar Rate shall be conclusively deemed to have been funded at the Eurodollar Rate by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan is in fact so funded.

ARTICLE VI
CONDITIONS PRECEDENT

SECTION 6.01                 Conditions Precedent to the Initial Revolving Loan.  The obligation of the Lender to make its initial Revolving Loan on or after the Closing Date shall be subject to the satisfaction of each of the following conditions precedent before or concurrently with the initial Revolving Loan:

(a)               Fees and Expenses.  The Company shall have paid all fees and invoiced costs and expenses then due hereunder.

(b)              Loan Documents.  The Lender shall have received the following Loan Documents: (i) any Note required hereunder, executed by the Company; and (ii) the Collateral Documents, including the Pledge Agreement, executed by each of the respective parties thereto.

(c)              Documents and Actions Relating to Collateral.  The Lender shall have received, in form and substance satisfactory to it, results of such Lien searches as it shall reasonably request, and evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, which shall be necessary to create, in favor of the Lender, a perfected first priority Lien on the Collateral.

(d)              Additional Closing Documents.  The Lender shall have received the following, in form and substance satisfactory to it:  (i) a copy of the Disclosure Letter, if any; (ii) evidence that all (A) authorizations or approvals of any governmental agency or authority, and (B) approvals or consents of any other Person, required in connection with the execution, delivery and performance of the Loan Documents shall have been obtained; (iii)  a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (A) copies of the Organic Documents of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, and (B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto; and (iv) evidence satisfactory to the Lender that the Company has raised no less than $15,000,000 in an Equity Transaction.

SECTION 6.02                     Conditions Precedent to All Loans.  The obligation of the Lender to make each Revolving Loan, to convert any Base Rate Loan to a Eurodollar Rate Loan, or to continue any Eurodollar Rate Loan for an additional Interest Period shall be subject to the satisfaction of each of the following conditions precedent:

(a)               Notice.  The Company shall have given its Notice of Borrowing or its Notice of Conversion or Continuation, as applicable, as provided in Section 2.02 or Section 3.03(c), as applicable.

(b)              Material Adverse Effect.  There shall have occurred no Material Adverse Effect since the date of the most recent financial statements delivered to the Lender.

(c)              Representations and Warranties; No Default.  On the date of the making, conversation or continuation of such Loan, as applicable, both before and after giving effect thereto:  (i) the representations and warranties contained in Section 7.01 and in the other Loan Documents shall be true, correct and complete on and as of the date of such Loan as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of such Loan.  For purposes of this Section 6.02(c), clause (i) shall take into account any amendments to the Schedules and other disclosures made in writing by the Company to the Lender after the Closing Date and approved by the Lender.

(d)              Additional Documents.  The Lender shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Lender may reasonably request.

(e)               Lender Credit Sources.  Notwithstanding the provisions of Section 2.01(a), the obligations of the Lender to make the Loans hereunder is expressly subject to the Lender having an availability of credit from its funding sources in an amount not less than the Revolving Maximum Amount, which funding sources permit the Lender to advance the Loans hereunder with the proceeds thereof.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

SECTION 7.01                     Representations and Warranties of the Company.  The Company represents and warrants to the Lender that, except as set forth in the Disclosure Letter:

(a)              Organization and Powers.  The Company is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents.  Each of the Company and its Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business.

(b)              Authorization; No Conflict.  (i) The execution, delivery and performance by the Company of the Loan Documents and (ii) the existing or future pledges of the membership interests of the Company by the Lender to secure any of the Lender’s credit obligations, have been duly authorized by all necessary action of the Company and do not and will not (A) contravene the terms of the Organic Documents of the Company, or result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which the Company is a party or by which it or its properties may be bound or affected; (B) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company; or (C) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties, assets or revenues of the Company.

(c)              Binding Obligation.  The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(d)              Consents.  No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental agency or authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Company of any of the Loan Documents, except for recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Lender.

(e)              No Defaults.  Neither the Company nor any of its Subsidiaries is in default under any material contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(f)               Litigation.  There are no actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any governmental agency or authority or arbitrator which if determined adversely to the Company or any such Subsidiary would result in a Material Adverse Effect.

(g)              Financial Statements; Projections.  All financial statements of the Company and its Subsidiaries delivered to the Lender are complete and correct and fairly present the financial condition of the Company and its Subsidiaries as at the times and for the periods covered by such statements, in each case in accordance with GAAP, subject, in the case of any unaudited financial statements, to normal year-end adjustments and any absence of notes.  Since the most recent date of such financial statements, there has been no Material Adverse Effect.  All financial projections and forecasts delivered to the Lender represent the Company’s best estimates and assumptions as to future performance, which the Company believes to be fair and reasonable as of the time made in the light of current and reasonably foreseeable business conditions.

(h)              Liabilities.  Neither the Company nor any of its Subsidiaries has any material liabilities, fixed or contingent, that are not reflected in the financial statements referred to in subsection (g), in the notes thereto or otherwise disclosed in writing to the Lender, other than liabilities arising in the ordinary course of business since the date of such financial statements.

(i)               Taxes.  Each of the Company and its Subsidiaries has duly filed all tax and information returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

(j)               Patents and Other Rights.  Each of the Company and its Subsidiaries possesses all material permits, franchises, licenses, patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its business and neither the Company nor any such Subsidiary is in material violation of any rights of others with respect to the foregoing.

(k)              Insurance.  The properties of the Company and its Subsidiaries are insured, with financially sound and reputable insurance companies (not Affiliates of the Company), in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates.

(l)               Title to Properties; Liens.  The Company and its Subsidiaries have good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets, including all property forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.

(m)             Compliance With Laws.  Each of the Company and its Subsidiaries has complied with all the provisions of the Federal Fair Labor Standards Act.  Each of the Company and its Subsidiaries is in compliance with all other material laws, rules, regulations, orders and decrees which are applicable to it or its properties.  Without limiting the generality of the foregoing, each of the Company and its Subsidiaries is in material compliance with all Environmental Laws, and there are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Company’s and its Subsidiaries’ properties, relating to any Environmental Laws, where any adverse determination with respect thereto or liability imposed therein could reasonably be expected to result in a Material Adverse Effect.

(n)              ERISA. The Company and its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed all their obligations under each Plan; and no ERISA Event has occurred or is reasonably expected to occur.

(o)              Subsidiaries.  The name, capital structure and ownership of each Subsidiary of the Company on the date of this Agreement is as set forth in Schedule 3.  All of the outstanding capital stock of, or other interest in, each such Subsidiary has been validly issued, and is fully paid and nonassessable.  Except as set forth in such Schedule, on the date of this Agreement the Company has no other Subsidiaries or material equity interest in any Person.

(p)              Solvency.  Each of the Company and its Subsidiaries is Solvent.

(q)              Disclosure.  None of the representations or warranties made by the Company in the Loan Documents (including the Disclosure Letter) as of the date of such representations and warranties, and none of the statements contained in any other information with respect to the Company and its Subsidiaries, including each exhibit or report, furnished by or on behalf of the Company to the Lender in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

SECTION 7.02                   Representations and Warranties of the Lender.  The Lender represents and warrants to the Company that the Lender: (i) will acquire the Note for its own account for investment and not with a view to any resale or other distribution of the Note in a transaction constituting a public offering or otherwise requiring registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or in a transaction that would result in noncompliance with applicable state securities laws; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and the risks of its acquisition of the Note and credit extensions to the Company, (iii) is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and (iv) understands that the Note have not been, and will not be, registered under the Securities Act or any state securities laws.

ARTICLE VIII
COVENANTS

SECTION 8.01                    Reporting Covenants.  So long as any of the Obligations shall remain unpaid or the Lender shall have any obligation to advance or maintain any Loans hereunder, the Company agrees that:

(a)              Financial Statements and Other Reports.   The Company will furnish to the Lender:  (i) as soon as available but no later than 45 days after the end of each fiscal quarter (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), quarterly unaudited financial statements, certified by a Responsible Officer of the Company as being complete and correct and fairly presenting the Company’s financial condition and the results of the Company’s operations in all material respects; (ii) as soon as available but no later than 120 days after and as of the end of each fiscal year (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), the Company’s annual audited financial statements, accompanied by an unqualified report thereon of independent certified public accountants selected by the Company and satisfactory to the Lender; and (iii) simultaneously with the delivery of each set of financial statements referred to in clause (i), a certificate of a Responsible Officer of the Company in form and substance satisfactory to the Lender (A) setting forth in reasonable detail any calculations required to establish whether the Company is in compliance with any financial covenants or tests set forth herein; (B) stating whether any Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto (which delivery may, unless the Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); and (C) providing a current list of the Investment Loans and other investments of the Company.

(b)              Additional Information.  The Company will furnish to the Lender:  (i) promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Default; (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws, which (A) involve an aggregate liability equal to $250,000 or more, or (B) otherwise may have a Material Adverse Effect; (iii) prompt written notice of any ERISA Event affecting the Company or any ERISA Affiliate (but in no event more than ten (10) days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a governmental agency or authority and any notice delivered by a governmental agency or authority to the Company or any ERISA Affiliate with respect to such event; (iv) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; (v) promptly after the same are released, copies of all press releases; (vi) promptly after the giving, sending or filing thereof, copies of all reports and financial information, if any, which the Company or any of its Subsidiaries sends to the holders of its respective capital stock or other securities, and of all reports or filings, if any, by the Company or any of its Subsidiaries with the Securities and Exchange Commission or any national securities exchange; and (vii) such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information respecting the operations, properties, business or condition (financial or otherwise) of the Company or its Subsidiaries (including with respect to the Collateral) as the Lender may from time to time reasonably request.  Each notice pursuant to clauses (i) through (iv) of this subsection (b) shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein.

SECTION 8.02                    Affirmative Covenants.  So long as any of the Obligations shall remain unpaid or the Lender shall have the obligation to advance or maintain any Loans hereunder, the Company agrees that:

(a)               Preservation of Existence, Etc.  The Company will, and will cause each of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions expressly permitted by Section 8.03.

(b)              Payment of Taxes, Etc.  The Company will, and will cause each of its Subsidiaries to, pay and discharge (i) all taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

(c)              Maintenance of Insurance.  The Company will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies (not Affiliates of the Company), insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company or such Subsidiary operates.

(d)              Keeping of Records and Books of Account.  The Company will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company and its Subsidiaries.

(e)              Inspection Rights.  The Company will at any reasonable time and from time to time (i) permit the Lender or any of its agents or representatives to visit and inspect any of the properties of the Company and its Subsidiaries and to examine the records and books of account of the Company and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Company and any such Subsidiary with any of the officers, employees or accountants of the Company or such Subsidiary, and (ii) permit the Lender or any of its agents or representatives to conduct periodic audits of the Collateral at such frequencies as the Lender shall deem appropriate.

(f)               Compliance with Laws, Etc.  The Company will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound.  Without limiting the generality of the foregoing, the Company shall, and shall cause each of its ERISA Affiliates to:  (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code or other Federal or state law; (ii) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Internal Revenue Code; (iii) make all required contributions to any Plan; (iv) not become a party to any Multiemployer Plan; (v) ensure that all liabilities under each Plan are either (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Lender pursuant hereto; and (vi) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

(g)              Maintenance of Properties, Etc.  The Company will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

(h)              Licenses.  The Company will, and will cause each of its Subsidiaries to, obtain and maintain all licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties.

(i)               Use of Proceeds.  The Company will use the proceeds of the Loans solely for purpose of making the Investment Loans and other investments in portfolio companies that that have been disclosed to the Lender, to make distributions and dividends permitted under this Agreement and for general working capital purposes, provided that, prior to and after giving effect to the making of each such Investment Loan, distributions or dividends or other investments in portfolio companies, no Default has occurred or would result therefrom.  No part of such proceeds will be used for “purchasing” or “carrying” any “margin stock”, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(j)                Financial Covenant.  The Company shall maintain a Debt to Net Tangible Asset Value Ratio  of less than 2.00 to 1.00 at all times

(k)               Further Assurances and Additional Acts.  The Company will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to the Lender.

SECTION 8.03                    Negative Covenants.  So long as any of the Obligations shall remain unpaid or the Lender shall have any obligation to advance or maintain any Loans hereunder, the Company agrees that:

(a)               Indebtedness.  The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than:  (i) Indebtedness of the Company to the Lender hereunder; (ii) Indebtedness of the Company and its Subsidiaries existing on the Closing Date and disclosed to the Lender and extensions, renewals and refinancings of such Indebtedness, provided that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase and the terms thereof are not modified to impose more burdensome terms upon the Company or the relevant Subsidiary; (iii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Company’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (v) Indebtedness incurred by the SBIC Subsidiary; and (v) other Indebtedness, provided that, no Default exists either immediately prior to or after giving effect to such Indebtedness and the Company is and shall be in compliance with Section 8.02(j) on a pro forma basis after giving effect to such Indebtedness.

(b)              Liens; Negative Pledges.  (i) The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.  (ii) The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than under this Agreement and the other Loan Documents) prohibiting the creation or assumption of any Lien upon any of its properties, revenues or assets, whether now owned or hereafter acquired.

(c)               Change in Nature of Business.  The Company will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof.

(d)               Restrictions on Fundamental Changes.  The Company will not, and will not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that:  (i) any of the Company’s wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of the Company’s wholly owned Subsidiaries or to the Company and in connection therewith such Subsidiary may be liquidated or dissolved; and (ii) the Company may liquidate or dissolve any dormant or shell Subsidiary.  The Company will not, and will not permit any of its Subsidiaries to, incorporate, create or acquire any Subsidiaries other than the SBIC Subsidiary and any other Subsidiary which the Lender consents to in advance in writing, which consent may be conditioned upon such additional Subsidiary to delivering a guaranty and other Collateral Documents as required by the Lender.

(e)              Sales of Assets.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person), except:  (i) sales or other dispositions of inventory, and the license, sublicense and grant of distribution and similar rights, in the ordinary course of business; (ii) sales or other dispositions of assets in the ordinary course of business which have become worn out or obsolete or which are promptly being replaced; (iii) sales or other dispositions of assets by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or to the Company; and (iv) other sales or other dispositions of assets outside the ordinary course of business which do not constitute any substantial part of the Company’s or such Subsidiary’s assets, as long as no Default exists either immediately prior to or after giving effect to such sale or disposition and the Company is and shall be in compliance with Section 8.02(j) on a pro forma basis after giving effect to such sale or disposition.

(f)               Distributions.  (i) The Company will not declare or pay any dividends in respect of the Company’s capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Company, except that the Company may: (A) declare and deliver dividends and distributions payable only in common stock of the Company; (B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock; and (C) declare and pay other dividends and distributions as long as no Default exists either immediately prior to or after giving effect to such dividend or distribution and the Company is and shall be in compliance with Section 8.02(j) on a pro forma basis after giving effect to such dividend or distribution.  The Company may also repurchase stock owned by employees, directors and consultants of the Company under the terms of any employment, consulting or other stock restriction agreements at such time as any such employee, director or consultant dies or terminates his or her affiliation with the Company, provided that no Default exists either immediately prior to or after giving effect to such repurchase. (ii) The Company will not permit any Subsidiary of the Company to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Company, or to pay any Indebtedness owed to the Company or transfer properties and assets to the Company.

(g)              Loans and Investments.  The Company will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock or other equity interests, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to, guarantee the obligations of or make any additional investments in any Person, other than in connection with Permitted Investments; provided that, in each case, no Default exists either immediately prior to or after giving effect to such Permitted Investment and the Company is and shall be in compliance with Section 8.02(j) on a pro forma basis after giving effect to such Permitted Investment.

(h)              Transactions with Related Parties.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any transaction with any Affiliate which is on terms less favorable to the Company or any such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person; provided, however, that nothing in this subsection shall prohibit any transactions between the Company and its wholly owned Subsidiaries or between the Company’s wholly owned Subsidiaries in the ordinary course of business.

(i)                ERISA.  The Company shall not, and shall not permit any of its ERISA Affiliates to:  (i) terminate any Pension Plan so as to result in any material liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to any ERISA Affiliate, (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (vi) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Lender of any of its rights under this Agreement, the Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

ARTICLE IX
EVENTS OF DEFAULT

SECTION 9.01                     Events of Default.  Any of the following events which shall occur shall constitute an “Event of Default”:

(a)              Payments.  The Company shall fail to pay when due or in the appropriate currency any amount of principal of, or interest on, any Loan or Note, or any fee or other amount payable under any of the Loan Documents, and, in the case of any non-payment of any amount other than principal, interest or fees, the continuation of such failure for five days.

(b)              Representations and Warranties.  Any representation or warranty by the Company under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

(c)               Failure by Company to Perform Certain Covenants.  The Company shall fail to perform or observe any term, covenant or agreement contained in subsections (a), (c), (i) or (k) of Section 8.02 or contained in Section 8.03.

(d)              Failure by Company to Perform Other Covenants.  The Company shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 15 days from the occurrence thereof (unless the Lender determines that such failure is not capable of remedy).

(e)               Insolvency; Voluntary Proceedings.  The Company, or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(f)               Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(g)              Dissolution, Etc.  The Company or any Subsidiary shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 8.03(d), (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the actions or events set forth above in this subsection (g).

(h)              Default Under Other Indebtedness.  (i) The Company or any Subsidiary shall fail (A) to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Loans) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice or grace period, if any, specified in the agreement or instrument relating to such Indebtedness as of the date of such failure; or (B) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, or any other event shall occur or condition shall exist under any such agreement or instrument, and such failure, event or condition shall continue after the applicable, notice or grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (ii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) any facility or commitment available to the Company or any Subsidiary relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the Company or such Subsidiary.

(i)               Judgments.  (i) A final judgment or order for the payment of money in excess of $500,000 (or its equivalent in another currency) which is not fully covered by third-party insurance shall be rendered against the Company or any Subsidiary (or its equivalent in another currency); or (ii) any non-monetary judgment or order shall be rendered against the Company or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect; and in each case there shall be any period of 30 consecutive days during which such judgment continues unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(j)               Material Adverse Change.  A material adverse change in the business, results of operations or condition (financial or otherwise) of the Company shall have occurred which gives reasonable grounds to conclude, in the reasonable judgment of the Lender, that the Company may not, or will be unable to, perform or observe in the normal course its obligations under the Loan Documents.

(k)               Collateral Documents.  The Company or any other Person shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied beyond the grace period, if any, specified therein (unless the Lender determines that such failure is not capable of remedy), or any “Event of Default” as defined in any Collateral Document shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Company or any other Person shall contest in any manner the validity or enforceability thereof, or the Company or any other Person shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

(l)               Consents, Etc.  Any law, decree, license, consent, authorization, registration or approval now or hereafter necessary to enable the Company to comply with its obligations incurred in the Loan Documents shall be modified, revoked, withdrawn or withheld or shall cease to remain in full force and effect.

(m)             ERISA.  There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of the Company or any ERISA Affiliate in excess of $500,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $500,000.

(n)              Change in Control.  The occurrence of a Change of Control.

(o)              Cross Acceleration of Lender Credit Facility. The occurrence of the termination of the CNB Credit Agreement or the acceleration of the Obligations (as defined in the CNB Credit Agreement) of the Lender under the CNB Credit Agreement

SECTION 9.02                     Effect of Event of Default.  If any Event of Default shall occur and be continuing, the Lender may (i) by notice to the Company, (A) declare any obligation to advance or maintain Loans hereunder to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Loans and the Note, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Loans and the Note, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the result which would otherwise occur only upon giving of notice by the Lender to the Company as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (A) exercise any or all of the Lender’s rights and remedies under the Collateral Documents, and (B) proceed to enforce all other rights and remedies available to the Lender under the Loan Documents and applicable law.

ARTICLE X
MISCELLANEOUS

SECTION 10.01                  Amendments and Waivers.  No amendment to any provision of the Loan Documents shall be effective unless it is in writing and has been signed by the Lender and the Company, and no waiver of any provision of any Loan Document, or consent to any departure by the Company therefrom, shall be effective unless it is in writing and has been signed by the Lender.  Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10.02                  Notices.  All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission and by electronic mail) and mailed (by certified or registered mail), sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address, facsimile number or email address as shall be designated by any party in a written notice to the other party hereto.  All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission or electronic mail, when sent; provided, however, that notices and communications to the Lender pursuant to Article II shall not be effective until received. Electronic mail may be used only for routine communications, such as financial statements and other information documents, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(a)               Reliance by the Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic notice of a Borrowing) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Company shall indemnify the Lender and any Related Person thereof from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company.  All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the parties hereto hereby consent to such recording.

(b)              Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(c)              Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Credit Parties and the Lender.  The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

SECTION 10.03                   No Waiver; Cumulative Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

SECTION 10.04                   Costs and Expenses; Indemnity.

(a)              Costs and Expenses.  The Company agrees to pay on demand:  (i) the reasonable out-of-pocket costs and expenses of the Lender and any of its Affiliates, and the reasonable fees and disbursements of counsel to the Lender, in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof; (ii) all audit, consulting, appraisal, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Lender or any of its Affiliates in connection with the Loan Documents or the Collateral; and (iii) all costs and expenses of the Lender and its Affiliates, and fees and disbursements of counsel, in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy or insolvency case or proceeding, and (D) the preservation of and realization upon any of the Collateral.

(b)              Other Charges.  The Company also agrees to indemnify the Lender against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

(c)              Indemnification.  Whether or not the transactions contemplated hereby shall be consummated, the Company hereby agrees to indemnify the Lender, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party or by the Company in any way relating to or arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loans or the use or intended use of the proceeds thereof, or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company (the “Indemnified Liabilities”); provided that the Company shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.  If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Company agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 10.05                  Survival.  All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Note, and shall continue in full force and effect so long as the Lender has any obligation to advance or maintain Loans hereunder, any Loans remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied.  Without limiting the generality of the foregoing, the obligations of the Company under Section 10.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Loans and the termination of the obligation of the Lender to advance or maintain Loans hereunder.

SECTION 10.06                  Benefits of Agreement.  The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person other than the Indemnified Persons referred to in Section 10.04(c) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

SECTION 10.07                   Binding Effect; Assignment.  This Agreement shall become effective when it shall have been executed by the Company and the Lender and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Company, the Lender and their respective successors and assigns.  The Company shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Lender.  The Lender reserves the right to sell, assign, transfer or grant participations in all or any portion of the Lender’s rights and obligations hereunder and under the other Loan Documents to any other Person.  Except in the case of assignments to an Affiliate of the Lender, any assignment shall be subject to the prior written consent of the Company at all times other than during the existence of an Event of Default, which consent shall not be unreasonably withheld.  In the event of any such assignment the assignee shall be deemed the “Lender” for all purposes of the Loan Documents with respect to the rights and obligations assigned to it, and the obligations of the Lender so assigned shall thereupon terminate.  The Company shall, from time to time upon request of the Lender, enter into such amendments to the Loan Documents and execute and deliver such other documents as shall be necessary to effect any such grant or assignment.  The Company agrees that in connection with any such grant or assignment, the Lender may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Company and its Subsidiaries.

SECTION 10.08                   Confidentiality.  The Lender shall hold all non-public information relating to the Company and its Subsidiaries obtained by it under this Agreement in accordance with its customary procedures for handling confidential information of this nature, except for:  (i) disclosure to it, its Affiliates and their respective directors, officers, employees, agents and representatives in connection with the negotiation, execution or performance of the Loan Documents; (ii) disclosure as reasonably required in connection with a transfer to a prospective assignee or participant of all or part of its Loans or any participation therein, as provided in Section 10.07; (iii) disclosure as may be required or requested by any governmental agency or authority or representative thereof or pursuant to legal process; (iv) disclosure to any Person and in any proceeding necessary in the Lender’s judgment to protect its interests in connection with any claim or dispute involving the Lender; and (v) any other disclosure with the prior written consent of the Company.  Prior to any disclosure by the Lender of such non-public information permitted under clause (iii), it shall, if permitted by applicable laws or judicial order, notify the Company of such pending disclosure.  In no event shall the Lender be obligated or required to return any materials furnished by the Company or its Subsidiaries.  Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (A) is rightfully received by the Lender from a Person other than the Company or any of its Affiliates without the Lender being under an obligation to such Person not to disclose such information, or (B) is or becomes part of the public domain.

SECTION 10.09                   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

SECTION 10.10                   Waiver of Jury Trial and Judicial Reference Provision.  THE COMPANY AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(1) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBPARAGRAPH 2 BELOW, ANY CLAIM WILL BE RESOLVED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.

(2) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF), (C) APPOINTMENT OF A RECEIVER AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

(3) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.

(4) ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(5) THE REFEREE SHALL APPLY THE RULES OF DISCOVERY AND EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA TO THE REFERENCE PROCEEDING AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

SECTION 10.11                   Submission to Jurisdiction.

(a)              Submission to Jurisdiction.  The Company hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

(b)              No Limitation.  Nothing in this Section 10.11 shall affect the right of the Lender to serve legal process in any other manner permitted by law or limit the right of the Lender to bring any action or proceeding against the Company or its property in the courts of other jurisdictions.

SECTION 10.12                  Entire Agreement.  The Loan Documents reflect the entire agreement between the Company and the Lender with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

SECTION 10.13                   Payments Set Aside.  To the extent that any payment by or on behalf of the Company is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding.

SECTION 10.14                   Severability.  Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations.  If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 10.15                   Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE COMPANY

HARVEST CAPITAL CREDIT LLC

By Title:

Address:

450 Park Avenue, Suite 500 New York, NY 10022 Attn.: Fax No. Email:

THE LENDER

JMP GROUP LLC

By Title:

Address:

600 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attn.: Fax No. Email:

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Exhibit A

Form of Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS.  IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.

PROMISSORY NOTE

August 24, 2011	San Francisco, California

FOR VALUE RECEIVED, the undersigned, Harvest Capital Credit LLC , a Delaware limited liability company (the “Company”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of JMP Group LLC (the “Lender”), on the Final Maturity Date set forth in the Loan Agreement referred to below, the principal sum of THIRTY MILLION DOLLARS ($30,000,000) or, if less, the aggregate outstanding principal amount of the Loans made by the Lender to the Company pursuant to the Loan Agreement.

The Company further promises to make repayments on the outstanding principal amount of the Loans to the Lender at the times, and in the amounts, set forth in the Loan Agreement referred to below, which Loan Agreement provides for mandatory principal amortization payments and mandatory prepayments on the terms and conditions set forth therein.

The Company further promises to pay interest on the outstanding principal amount of the Loans from time to time at the interest rates, and on the dates, set forth in the Loan Agreement.

Both principal and interest are payable to the Lender in lawful money of the United States of America and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Lender as provided in the Loan Agreement, in accordance with the Lender’s payment instructions. All payments hereunder shall be made to the Lender unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.

The Lender shall record the date and amount of each Loan made, the amount of principal and interest due and payable from time to time hereunder, each payment thereof, and the resulting unpaid principal balance hereof, in the Lender’s internal records, and any such recordation shall be conclusive absent manifest error of the accuracy of the information so recorded; provided, however, that the Lender’s failure so to record shall not limit or otherwise affect the obligations of the Company hereunder and under the Loan Agreement to repay the principal of and interest on the Loans.

This promissory note is the Note referred to in, and is subject to and entitled to the benefits of, the Loan Agreement dated as of August 24, 2011 (as amended, modified, renewed or extended from time to time, the “Loan Agreement”) between the Company and the Lender.  Capitalized terms used herein shall have the respective meanings assigned to them in the Loan Agreement.

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This promissory note is secured by certain Collateral more specifically described in the Loan Agreement and the Collateral Documents.

The Loan Agreement provides, among other things, for acceleration (which in certain cases shall be automatic) of the maturity hereof upon the occurrence of certain stated events, in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived.

This promissory note is subject to prepayment in whole or in part as provided in the Loan Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

HARVEST CAPITAL CREDIT LLC

By
Title:

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